Exhibit 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (as the same may be amended, modified and supplemented from time to time, this “Agreement”), dated as of May 3, 2004 by and between CIC Enterprises, LLC, a Delaware limited liability company (“Employer”), and Beth Henricks, an individual residing in the State of Indiana (“Employee”).

W I T N E S S E T H:

WHEREAS, this Employment Agreement is ancillary to that certain Asset Purchase Agreement (“Asset Purchase Agreement”), dated as of April 30, 2004, among First Advantage Corporation, a Delaware Corporation (“Parent”), Employer, CIC Enterprises, Inc., an Indiana corporation (“CIC”), STEPS, Inc., an Indiana corporation (“STEPS”), Horton, Inc., an Indiana corporation (“Horton”), SFC, Inc., an Indiana corporation (collectively with CIC, STEPS and Horton, the “Sellers”), and certain other parties, pursuant to which, among other things, CIC Enterprises is acquiring certain assets and businesses of the Sellers;

WHEREAS, Employee previously was the President of the businesses conducted by the Sellers; and

WHEREAS, Employer wishes to provide for the employment by Employer of Employee, and Employee wishes to serve Employer, in the capacities and on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, it is agreed as follows:

1.	TERM OF EMPLOYMENT

The term of this Agreement shall be for a period commencing on the date hereof and ending two years and eight months thereafter (January 1, 2007), unless earlier terminated as provided in Section 8 below (the “Initial Term”). This Agreement, except Section 5(b) shall be renewed automatically for successive terms of one (1) year each unless either party provides written notice of non-renewal to the other party at least thirty (30) calendar days before the end of the then current term. (The Initial Term plus any extension or renewal thereof shall herein be referred to as the “Employment Term”).

2.	PLACE OF EMPLOYMENT

During the Employment Term, Employee shall perform the services Employee is required to perform under this Agreement in or in the commuting proximity of Indianapolis, Indiana.

3.	DUTIES AND AUTHORITY

Employee shall serve as President of Employer or any successor thereof, subject to the directions from time to time of the senior officers of Employer and senior officers of Parent and the policies in effect from time to time of Employer and its subsidiaries, whether stated orally or in writing. Subject to such directions and policies, in this capacity, Employee shall perform the duties and have the responsibilities customarily performed and held by such an officer.

4.	EXCLUSIVITY

During the Employment Term, Employee shall devote her full business and professional time, energy and ability to the business and interests of Employer and Employer’s subsidiaries and affiliates (each a “Related Company” and collectively, the “Related Companies”), and the performance of this Agreement, and shall not, without Employer’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would interfere with the performance of his/her duties under this Agreement, or permit any of her personal business or investment affairs to interfere with the performance of his/her duties hereunder. Employee shall, upon reasonable notice, furnish such information and proper assistance to the Related Companies as may reasonably be required by Employer in connection with any legal action involving any Related Company. Employee agrees to use her best efforts, skills and abilities to promote and protect the interest of the Related Companies and faithfully and to the best of her ability perform his/her duties hereunder. Employee agrees to serve as a director or officer of any Related Company (other than Employer) requesting her services and to perform such services for such Related Company, consistent with her office, as the Board of Directors of Employer shall request.

Employee hereby represents and warrants that she has the legal capacity to execute and perform this/her Agreement, that this/her Agreement is a valid and binding agreement enforceable against him/her according to its terms, and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which Employee is a party or any judgment or decree to which Employee is subject. In addition, Employee represents and warrants that he/she knows of no reason why she is not physically or legally capable of performing his/her obligations under this Agreement in accordance with its terms. Employee hereby indemnifies the Related Companies and shall hold harmless the Related Companies from and against any liability, loss, cost or expense, including without limitation, reasonable attorneys’ fees, incurred by any Related Company by reason of the inaccuracy of Employee’s representations and warranties contained in this Section 4.

During the Employment Term, Employee shall not, directly or indirectly, whether as partner, shareholder, member, director, officer, employee, consultant, creditor or otherwise, promote, participate or engage in any activity or other business competitive with the business of any Related Company, except on behalf of and at the direction of the Employer or another Related Company. Employee’s failure to comply with the provisions of this Section during the Employment Term shall give Employer the right (in addition to all other remedies Employer may have) to terminate any benefits or compensation to which Employee may be otherwise entitled following termination of this Agreement. If, at the time of enforcement of the covenants contained in this Section, a court shall hold that the covenants contained in this Section are unenforceable under the circumstances then existing, it is agreed that such covenants shall be enforced to the maximum extent reasonable under the law under such circumstances.

5.	COMPENSATION AND BENEFITS

(a) Base Salary. During the Employment Term, Employer shall pay Employee a base salary in the annual amount of Two Hundred Forty Thousand Dollars ($240,000.00) (the “Base Salary”). The Base Salary shall be payable as current salary with such frequency as is standard for similarly situated employees of the Related Companies. The Base Salary shall be prorated for any partial pay period that occurs during the term of this Agreement in accordance with the Related Companies’ standard payroll policies applied to similarly situated employees of the Related Companies. All payments due to Employee hereunder shall be made subject to such withholdings and deductions as are required to be made under applicable law. The Employer shall review the Base Salary at least annually during the Employment Term to determine whether the Base Salary should be increased and, if so, the amount of such increase and the time at which the increase should take effect. If the Base Salary is increased, the Base Salary shall be increased for all purposes of this Agreement.

(b) Bonus. During the Employment Term, Employer shall pay to Employee an incentive bonus (the “Bonus”) in accordance with the following provisions of this Section 5(b). On or before the last day of February following the end of each fiscal year of the Employer occurring, in whole or in part, during the Employment Term, Employer shall pay to Employee an amount equal to the greater of: (I) One Hundred Sixty Thousand Dollars ($160,000) (“Bonus Guarantee”) or (II) the product of (A) Operating Earnings for such fiscal year, and (B) Five Percent (5%) of the first Five Million Dollars ($5,000,000.00) of Operating Earnings and Four Percent (4%) thereafter. However, in the event that the WOTC/WtW legislation is not enacted by Congress by February 28th, 2005, the Bonus Guarantee shall be One Hundred Thousand Dollars ($100,000) with all other terms of the Bonus and its calculation remaining the same. For purposes of this Section, “Operating Earnings” means, for any period of determination, the operating earnings of the Employer, before taxes, for such period, determined in accordance with United States generally accepted accounting principles applied consistently and further applied in accordance with the guidance of the staff of the United States Securities and Exchange Commission. For fiscal year 2004 only, which will be a partial year of operations, the Operating Earnings shall be increased by a factor of 1.5 so as to annualize such earnings for purposes of the Bonus calculation.

(c) Employee acknowledges that one or more Related Companies may offer products and services that compete with Employer’s products and services and Employee agrees that he/she will have no claim under Section 5(b) resulting from any adverse effect that any such competition may have on Employer’s Net Income. Notwithstanding anything herein to the contrary, the parties agree that Employer shall not reorganize in such a way so as to transfer any profitable activity of Employer outside of Employer without providing for an amendment to this Section 5, which provides Employee with substantially the same bonus they would have had but for such transfer. Employee also understands and agrees that one or more Related Companies may provide administrative services, such as accounting, human resources and legal support, and the costs of such services will be allocated to Employer in a manner consistent with the standard practices of Parent and The First American Corporation (Parent’s parent company) and its subsidiaries provided, however, (I) in no event shall such allocated human resources costs exceed $75.00 per employee of Employer per month; and (II) no other administrative services costs shall be allocated to Employer for purposes of determining Operating Earnings, except those non-human resources administrative services costs to which Parent (or Related Company) supplies Employer and which Employer has reasonably determined Parent (or Related Company) can supply in a more cost-effective manner than Employer’s providing such service functions directly. No other indirect costs shall be allocated by Parent (or Related Company) to Employer for purposes of determining Operating Earnings.

(d) Benefits. During the Employment Term, Employee shall be entitled to receive all benefits of employment generally available to other similar employees of the Related Companies when and as he/she becomes eligible for them, including without limitation medical, dental, life and disability insurance benefits, and pension, retirement and savings plan benefits. Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated employees of Employer and does not single out Employee.

(e) Expenses. During the Employment Term, Employee shall be entitled to receive prompt payment or reimbursement for all reasonable employment-related expenses, including without limitation, travel and entertainment expenses, incurred by Employee in performing his/her employment duties.

(f) Automobile Allowance. During the Employment Term, Employer shall pay Employee an automobile allowance of Eight Hundred Dollars ($800.00) per month.

(g) Stock Options. The issuance of twenty-Five Thousand (25,000) of Parent stock options, granted in accordance with The First Advantage Corporation 2003 Incentive Compensation Plan (the “Plan”). The strike price, vesting period and all other terms concerning the options shall be in accordance with the Plan.

6.	OWNERSHIP OF INTANGIBLE PROPERTY

All processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by Employee, either alone or with others, during the Employment Term, whether or not conceived or developed during Employee’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of any Related Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of any Related Company or to any Related Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Employee for any Related Company, shall be work-for-hire and the sole property of Employer. Employee shall disclose to Employer all inventions conceived during the Employment Term, whether or not the property of any Related Company under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence. Employee shall execute all documents, including patent applications and assignments, required by Employer to establish Employer’s rights under this Section.

7.	INDEMNIFICATION

Employer and the Related Companies shall, to the maximum extent permitted by law and their organizational documents, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Employer and/or any of the Related Companies. To the same extent, Employer and the Related Companies will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, and judgments or other liabilities, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his/her good faith service as an employee and/or officer of Employer and/or any of the Related Companies.

8.	TERMINATION

(a) For Cause. This Agreement shall be terminated upon the discharge of Employee by Employer in writing for Cause. For purposes of this Agreement, an event or occurrence constituting “Cause” shall mean:

(i) Employee’s willful failure or refusal to perform specific lawful directives of the senior officers of Employer or senior officers of Parent if such failure or refusal continues for a period of five (5) days after Employer delivers to Employee written notice particularly stating the specific directives that Employee has failed or refused to perform;

(ii) Dishonesty of Employee affecting Employer or any other Related Company;

(iii) Drunkenness or use of illegal drugs which interferes with the performance of Employee’s duties and responsibilities under this Agreement;

(iv) Employee’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

(v) Any willful misconduct of Employee resulting in material loss to Employer or any other Related Company, or material damage to the reputation of Employer or any other Related Company or theft or defalcation from Employer or any other Related Company;

(vi) Employee’s neglect or willful failure to substantially perform Employee’s material duties and responsibilities under this Agreement if such failure or refusal continues for a period of five (5) days after Employer delivers to Employee written notice specifying the manner in which Employee has not substantially performed Employee’s duties; and

(vii) Any material breach (not covered by any of clauses (i) through (vi) above) of any of the provisions of this Agreement if such breach is not cured within five days after written notice thereof to Employee by Employer.

(b) Without Cause. The Employer, at any time, may terminate this Agreement without cause (without cause shall include notification by employer of non-renewal of this Agreement provided for under Section 1), and may terminate Employee, in which case Employee shall be entitled to wages in lieu of notice in an amount equivalent to the greater of: (I) the Base Salary (calculated at $330,000 on an annualized basis), Bonus (pro-rated as to the date of termination) and fringe benefits for the period from the termination date to the end of the then current Employment Term; or (II) Six Months salary (calculated at $330,000 on an annualized basis), Bonus (pro-rated as to the date of termination) and fringe benefits for a period of six (6) months. Wages in lieu of notice pay includes any compensation for the Bonus and/or fringe benefits which would have been received by the Employee had the employment relationship continued during the wages in lieu of notice period. Wages in lieu of notice pay may be paid at the Employer’s option either in a lump sum, at or around the date of termination, or at regular payroll intervals. Regardless of whether the wages in lieu of notice pay is paid in a lump sum or at regular payroll intervals, it shall be treated as salary for tax purposes, and taxes will be withheld. Employee shall continue to be eligible for, and Employer shall continue to provide Employee with, the employee benefits provided under Section 5(d) throughout the entire wages in lieu of notice period. In the event Employer elects not to renew this Agreement by providing notice of non-renewal in accordance with Section 1, such non-renewal by Employer shall constitute a termination of this Agreement without cause and Employee shall be entitled to receive, and Employer shall provide, the wages in lieu of notice pay, and benefits, as provided in this Section 8(b). However, in the event Employee elects not to renew this Agreement by providing notice of non-renewal in accordance with Section 1, such non-renewal by Employee shall not constitute a termination of this Agreement by Employer without cause and Employee shall not be entitled to receive any of the wages in lieu of notice of pay and benefits, as provided in this Section 8(b).

(c) Retirement or Resignation. This Agreement shall be terminated by Employee’s voluntary retirement, which retirement shall be effective two weeks after Employee provides Employer notice of such voluntary retirement. This Agreement shall be terminated immediately upon Employee’s resignation.

(d) Disability. If, at the end of any calendar month during the Employment Term, Employee is and has been for the four consecutive full calendar months then ending, or for 80 percent or more of the normal working days during the six consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his/her duties under this Agreement in his/her normal and regular manner with or without reasonable accommodation, this Agreement shall be then terminated; provided, however, that any leave under the Family and Medical Leave Act shall not count for purposes of determining disability under this Section.

(e) Death. This Agreement shall be terminated immediately upon the death of the Employee.

(f) Rights and Obligations Upon Termination. If Employee gives notice of termination of this Agreement under this Section 8, or if Employee provides notice of non-renewal in accordance with Section 1, Employer may, in its sole discretion and subject to its other obligations under this Agreement, relieve Employee of his/her duties under this Agreement and assign Employee other reasonable duties and responsibilities to be performed until the termination becomes effective.

(g) Employee’s Termination for Good Reason. If Employee terminates this Agreement and his/her employment with the Employer for Good Reason, such termination shall be considered a termination by Employer without cause and Employee shall be entitled to receive, and Employer shall provide, the wages in lieu of notice pay, and benefits, as provided in Section 8(b) of this Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following: (A) any action or inaction by Employer which results in a breach of any material obligation of Employer under this Agreement which breach is not cured by Employer within five (5) days after Employee delivers to Employer written notice of such breach; and (B) a material reduction of Employee’s duties or responsibilities which does not represent a promotion from Employee’s existing position.

9.	SURVIVAL

Each of the representations, warranties and covenants set forth in Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive and shall continue to be binding upon the parties notwithstanding the termination of this Agreement for any reason whatsoever.

10.	UNFAIR COMPETITION

Because of his/her employment by Employer, Employee will have access to trade secrets and confidential information about Employer and the Related Companies, their products, their customers and their methods of doing business. Such information is considered secret and is disclosed to Employee in confidence. During and after his/her employment by Employer, Employee shall not directly or indirectly disclose or use any such information except as required in the course of his/her employment by Employer. Employee’s confidentiality obligations hereunder shall not apply to any information which is publicly known or available, or which becomes publicly known or available. In consideration of his/her access to this information, Employee agrees that during the Employment Term, he/she shall not induce or attempt to induce any employee of the Employer or any Related Company to discontinue employment with or representation of such Related Company for the purpose of employment with or representation of a competitor of the Employer or any of the Related Companies.

11.	CONSIDERATION

In full consideration of the Employer’s employment of Employee, AND as an ancillary agreement to the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

(a) Agreement Not to Compete. Employee agrees Employee will not, while employed by the Employer and for greater of (I) the period from the date of Employee’s termination to the end of the then current Employment Term or (II) six (6) months from termination of Employee’s employment, whether voluntary or involuntary, with or without cause, with Good Reason, or following a Change of Control, within the Territory, defined as the State of Indiana, and also means the geographic area in which the business of the Employer and its subsidiaries has been carried on up to and including the date of this Agreement, further defined as the States of California, Colorado, Connecticut, Illinois, Iowa, Louisiana, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio and Texas, directly or indirectly own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business that (i) competes with the Employer or the Related Companies, (ii) is engaged in substantially the same business as the Employer or the Related Companies or (iii) provides similar or comparable services as those provided by the Employer or the Related Companies to the past or present clients and customers of the Employer or the Related Companies. For the purposes of this clause (a), ownership of securities of 1% or less of any class of securities of a public company shall not alone be considered to be competition with the Employer or the Related Companies

(b) Non-Solicitation. Employee will not, while employed by the Employer, and for two (2) years following termination of such employment, whether voluntary or involuntary, with or without cause, in any manner, directly or indirectly, solicit or accept any business which is competitive with respect to the services provided by the Employer or the Related Companies from any person, firm, corporation, or other entity which is a customer of the Employer or the Related Companies at any time within the period of six (6) months preceding Employee’s termination of employment; provided, however, with respect to any Related Companies’ customers, this restriction will apply only if Employee had business contact with such Related Companies’ customer on behalf of Employer or the Related Company within the period of six (6) months immediately preceding Employee’s termination of employment.

(c) No-Raid. Employee will not, while employed by the Employer and for one (1) year following termination of such employment, whether voluntary or involuntary, with or without cause, employ, solicit for employment or otherwise contract for the services of any employee of the Employer or the Related Companies at the time of this Agreement, or who shall subsequently become an employee of the Employer or the Related Companies.

Employee will not, while employed by the Employer and for one (1) year following termination of such employment, in any way interfere with the relationship of the Employer or any of the Related Companies with any vendor, supplier or other professional or business relation of the Employer or the Related Companies.

(d) Enforceability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If at the time of enforcement of any of the agreements contained in this Section 11, a court shall hold that the duration, scope or area or restrictions stated therein are unreasonable under the circumstances then existing, it is agreed that the maximum duration, scope or area reasonable under the law and such circumstances shall be substituted for the stated duration, scope or area.

12.	COVENANT OF DUTY OF LOYALTY

Employee agrees that during the time that Employee is working for the Employer, Employee will owe the Employer a duty of loyalty, and that as part of this duty of loyalty, Employee shall not engage in any form of business activity representing competition with the

Employer or the Related Companies. Similarly, Employee, while employed by the Employer, shall notify the Employer of business opportunities and shall not appropriate for Employee’s own use any business opportunity of the Employer, or otherwise engage in conduct amounting to a conflict of interest or competition with the Employer or the Related Companies.

13.	DISPUTE RESOLUTION

Any dispute arising of or regarding any aspect of this Agreement including, but not limited to, any claims of discrimination and harassment, whether under federal or sate law, including, among others, Title VII of the Civil Rights Act of 1964, whether based on tort, contract, statutory, or equitable law or otherwise or any act which allegedly has or would violate any provision of this Agreement with the exception of any disputes of either Party relating to Employee’s Non-Competition and Related Covenants (“Arbitrable Dispute”) will be exclusively submitted to binding arbitration before a neutral arbitrator (the “Arbitrator”). If Employee and Employer are unable to agree upon the Arbitrator, Employer will obtain a list of five arbitrators from the American Arbitration Association. Employee (first) and then Employer will alternately strike names from the list until only one name remains; the remaining person shall be the Arbitrator. Alternatively, the parties may mutually agree upon an Arbitrator. The Arbitrator shall be bound by the qualifications and disclosure provisions and the procedures set forth in the then-current American Arbitration Association’s National rules for the Resolution of Employment Disputes and its Due Process Protocol Model Employment Arbitration Procedures of the American Arbitration Association and shall order such discovery as is appropriate to the nature of the claim and necessary to the adjudication thereof.

Arbitration proceedings shall be held in Indianapolis, Indiana or any other mutually agreed location. The Arbitrator shall determine the prevailing party in the arbitration. The Arbitrator shall be permitted to award only those remedies in law or equity that are requested by the parties, appropriate for the claims and supported by credible, relevant evidence. There shall be no right to appeal the decision of the arbitrator. The parties shall bear equally the costs of the arbitration, and each party shall bear its own attorneys’ fees and other costs. EMPLOYEE AND EMPLOYER AGREE THAT THE FOREGOING ARBITRATION PROCEDURE SHALL BE THE EXCLUSIVE MEANS OF RESOLVING ANY ARBITRABLE DISPUTE AND THAT NO OTHER ACTION WILL BE BROUGHT BY EMPLOYEE IN ANY COURT OR OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION AND APPEAL FOR AN ARBITRABLE DISPUTE; ONLY THE ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE SUCH DISPUTE.

14.	BREACH BY EMPLOYEE

Employee is obligated under this Agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this Agreement peculiar value. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law or this Agreement, Employer shall have the right during the Employment Term and the period of non-competition herein to obtain injunctive relief against any breach of this Agreement by Employee or the performance of services by Employee in violation of this Agreement, or both.

15.	ENTIRE AGREEMENT

This Agreement including all referenced agreements contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior oral and written agreements, understandings, commitments, and practices between them.

16.	AMENDMENTS

No oral modifications, express or implied, may alter or vary the terms of this Agreement. No amendments or modifications to this Agreement and no waiver of any provision of this Agreement may be made except by a writing signed by both parties.

17.	GOVERNING LAW

THE FORMATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA (EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES) APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

18.	NOTICES

Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to each of the respective President and General Counsel of each of Employer and Parent at their then respective principal places of business. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his/her home address then shown in Employer’s files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

19.	RIGHT TO PAYMENTS

Employee shall under no circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms of this Agreement.

20.	BINDING AGREEMENT

Except as otherwise expressly provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, Employer, and its legal successors and permitted assigns. Employer may not assign this Agreement except with the written consent of Employee. This Agreement, as it relates to Employee, is a personal contract and the rights and interest of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, except with the written consent of Employer.

21.	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

22.	CAPTIONS

Section headings are for convenience of reference only and shall not be considered a part of this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

24.	THIRD-PARTY BENEFICIARIES

This Agreement shall not confer any rights or remedies upon any party other than Employer, Employee and their respective successors and permitted assigns.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement, on and as of the day and year first above written.

CIC ENTERPRISES, LLC

By:	/s/ John Long
Name:	John Long
Title:	Chairman

EMPLOYEE

/s/ Beth Hendricks
Beth Hendricks